NORTHROP GRUMMAN CORPORATION

EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120 and 333-127317 on Form S-8; Registration Statement No. 333-152596 on Form S-3; and Registration Statement Nos. 333-83672 on Form S-4 of our reports dated February 8, 2011 (June 16, 2011 as to the reclassification of the Shipbuilding segment as discontinued operations as described in Note 1), relating to the financial statements of Northrop Grumman Corporation appearing in this Current Report on Form 8-K of Northrop Grumman Corporation dated June 17, 2011.

/s/	Deloitte & Touche LLP
Los Angeles, California
June 16, 2011